Exhibit 99.1
Investor Contact: John Morgan (859) 232-5568 jmorgan@lexmark.com Media Contact: Jerry Grasso (859) 232-3546 ggrasso@lexmark.com

Lexmark reports first quarter results

•	Revenue of $1.043 billion grew 10% year on year in first quarter
•	Net earnings in first quarter of $95 million, up 61 percent year on year
•	Net cash from operations in first quarter of $146 million

LEXINGTON, Ky., Apr. 27, 2010 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the first quarter of 2010. First quarter revenue of $1.04 billion increased 10 percent compared to the same quarter last year. First quarter revenue declined 3 percent sequentially from the fourth quarter of 2009.

Earnings Per Share	1Q10	1Q09
GAAP	$ 1.20	$ 0.75
Restructuring-related charges & project costs	0.15	0.14
Non-GAAP	$ 1.35	$ 0.89

First quarter GAAP earnings per share were $1.20. Excluding $0.15 per share for restructuring-related activities, earnings per share for the first quarter of 2010 would have been $1.35. First quarter 2009 GAAP earnings per share were $0.75. Earnings per share for the first quarter of 2009 would have been $0.89 excluding $0.14 per share for restructuring-related activities.

"Lexmark's first quarter results were significantly better than expected, reflecting strong customer demand for our hardware and supplies products," said Paul J. Curlander, Lexmark chairman and chief executive officer.

"In addition to improved market conditions, these strong results were also driven by the many actions we've taken over the last two years to expand and strengthen our product line, to advance our solutions and managed print services business, and to reduce our cost and expense infrastructure," Curlander added.

First quarter Printing Solutions and Services Division (PSSD) revenue of $717 million grew by 20 percent and Imaging Solutions Division (ISD) revenue of $326 million declined 6 percent year to year. Sequentially compared to the fourth quarter of 2009, PSSD revenue declined by 4 percent and ISD revenue grew slightly.

The company ended the quarter with over $1.2 billion in cash and current marketable securities. First quarter net cash provided by operating activities of $146 million compared to an $86 million use of cash in the same quarter last year. Capital expenditures for the quarter were $43 million. Depreciation and amortization in the quarter was $46 million.

In the first quarter of 2010:
•	Gross profit margin was 36.9 percent versus 35.3 percent in 2009.
•	Operating expense was $251 million compared to $259 million last year.
•	Operating expense to revenue ratio was 24.1 percent compared to 27.4 percent last year.
•
Operating income margin of 12.8 percent includes $15 million pretax for restructuring-related activities. Operating income margin in 2009 of 7.9 percent included $13 million for pretax restructuring-related activities.

•	Net earnings for the quarter were $95 million, an increase of 61 percent compared to first quarter 2009 net earnings of $59 million.

On a non-GAAP basis, excluding restructuring-related charges, in the first quarter of 2010:
•	Gross profit margin would have been 37.6 percent, up 1.8 percentage points from 35.8 percent in the same period last year.
•	Operating expense would have been $244 million, a reduction of $6 million from last year.
•	Operating expense to revenue ratio was 23.4 percent compared to 26.6 percent last year.
•	Operating income margin would have been 14.2 percent, an increase of 4.9 percentage points from 9.3 percent last year.
•	Net earnings would have been $107 million, an increase of 52 percent compared to $70 million in the first quarter of 2009.

Recent Managed Print Services (MPS) wins highlight Lexmark’s competitive strength
During the first quarter, Lexmark and Cummins Inc. announced a multimillion dollar, global MPS agreement for a period of five-and-one-half years. The agreement includes the deployment of color and monochrome laser printers and multifunction products (MFPs) and the management and maintenance of those devices throughout 33 locations worldwide. A second phase of the agreement, underway now, includes extending the Lexmark platform to an additional 40 countries worldwide. "Cummins conducted an extensive review of output technology and services providers and ultimately chose Lexmark because of the company's deep experience with driving large scale and complex global print management initiatives," said Bruce Smith, director of Computing Services at Cummins. Lexmark has already replaced Cummins’ existing fleet of competitor’s devices with new Lexmark equipment around the world.

Also during the first quarter, BB&T Corporation awarded an exclusive, five-year MPS contract to Lexmark. Lexmark was evaluated and selected in a strategic sourcing event from among many other printing and imaging providers. As part of the agreement, Lexmark will standardize and optimize the number and type of output devices throughout BB&T’s 1,800+ retail branches and at its headquarters. Lexmark expects to reduce the total number of devices at BB&T from 30,000 competitive devices to approximately 10,000 new Lexmark laser printers and multifunction MFPs in support of the company's cost savings and business initiatives. “Lexmark’s extensive managed print services capabilities and experience became clear to BB&T during this print optimization project,” said Ken Hernandez of Enterprise Spend Management at BB&T. “We selected Lexmark because of the company’s thought leadership and the clear experience they have to drive this type of initiative successfully. Lexmark’s strong technology offering and competitive pricing make them the right choice for BB&T.”

New professional series inkjet focused on needs of business users
As part of the company’s ongoing strategic shift to focus its inkjet technology on the needs of higher usage business customers, Lexmark introduced a new addition to its award-winning line of professional all-in-one (AIO) inkjet printers during the first quarter. Pinnacle, priced at $299.991, was announced at the Fifth Annual Small Business Summit 2010, where it was immediately awarded a 2010 Hot Tech Demo Award. Like the other Professional Series AIOs in Lexmark’s line, Pinnacle is designed to help small to medium-sized businesses increase productivity while saving them time and valuable resources. Additionally, Pinnacle features 4-in-1 capability, a Web-connected2, easy-to-navigate 4.3 inch capacitive touch screen, and as highlighted in Lexmark’s recently launched national advertising campaign, the world’s lowest-cost black ink3.

Looking Forward
In the second quarter of 2010, the company currently expects revenue to be up in the mid to high-single digit percentage range year on year and GAAP earnings per share to be around $0.71 to $0.81, based on an effective tax rate of 23 percent, or $0.85 to $0.95 excluding $0.14 per share for restructuring-related activities. GAAP earnings per share in the second quarter of 2009 were $0.22 with an effective tax rate of 18 percent, or $0.55 excluding $0.33 per share for restructuring-related activities.

Conference Call Today
The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations Web site at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) using access code 68757279.

Supplemental information slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations Web site prior to the live broadcast.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, solutions and services that help them to be more productive. In 2009, Lexmark sold products in more than 150 countries and reported approximately $4 billion in revenue. Learn how Lexmark can help you get more done at www.lexmark.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, continued volatility of the global economy, inability to be successful in the Company’s transition to higher-usage segments of the inkjet market; failure to execute planned cost reduction measures; fluctuations in foreign currency exchange rates; the financial failure or loss of business with a key customer or reseller, including loss of retail shelf placements; market acceptance of new products and pricing programs; increased investment to support product development and marketing; periodic variations affecting revenue and profitability; excessive inventory for the Company and/or its reseller channel; failure to manage inventory levels or production capacity; credit risk associated with the Company’s customers, channel partners, and investment portfolio; aggressive pricing from competitors and resellers; the inability to meet customer product requirements on a cost competitive basis; possible changes in the size of expected restructuring costs, charges, and savings; entrance into the market of additional competitors focused on printing solutions; inability to perform under managed print services contracts; decreased supplies consumption; increased competition in the aftermarket supplies business; unforeseen cost impacts as a result of new legislation; changes in the Company’s tax provisions or tax liabilities; fees on the Company’s products or litigation costs required to protect the Company’s rights; inability to protect the Company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; reliance on international production facilities, manufacturing partners and certain key suppliers; changes in a country’s political conditions; conflicts among sales channels; the failure of information technology systems; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

1 All prices are estimated street prices in U.S. dollars – actual prices may vary.
2 Internet access, computer and router required. Does not have Internet browser capability. Not all displayed content can be printed.
3 Based on 105XL black ink cartridge's $4.99 MSRP in US dollars and an average yield of 510 standard pages, estimated in accordance with ISO/IEC 24711. Actual yields vary based on images printed and other factors. Lowest black ink cost claim based on comparison with other inkjet all-in-ones original black ink cartridge MSRP’s as of January 2010.

For more information, see the "Lexmark" Facebook page and the "LexmarkNews" Twitter feed.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31
	2010	2009
Revenue	$1,042.9	$944.1
Cost of revenue (1) (2)	658.1	610.7
Gross profit	384.8	333.4

Research and development	89.5	97.4
Selling, general and administrative (1) (2)	158.7	158.9
Restructuring and related charges (1) (2)	3.3	2.5
Operating expense	251.5	258.8

Operating income	133.3	74.6

Interest (income) expense, net	6.6	5.1
Other (income) expense, net	0.9	(1.1)
Net impairment losses on securities	0.2	-

Earnings before income taxes	125.6	70.6

Provision for income taxes	30.3	11.4
Net earnings	$95.3	$59.2

Net earnings per share:
Basic	$1.21	$0.76
Diluted	$1.20	$0.75

Shares used in per share calculation:
Basic	78.4	78.1
Diluted	79.1	78.4

(1)
Amounts for the three months ended March 31, 2010, include total restructuring-related charges and project costs of $14.7 million with $7.6 million and $3.8 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $3.3 million in Restructuring and related charges.

(2)
Amounts for the three months ended March 31, 2009, include total restructuring-related charges and project costs of $12.8 million with $4.9 million and $5.4 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $2.5 million in Restructuring and related charges.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	March 31	December 31
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$371.6	$459.3
Marketable securities	847.0	673.2
Trade receivables, net	440.8	424.9
Inventories	335.1	357.3
Prepaid expenses and other current assets	226.7	226.0
Total current assets	2,221.2	2,140.7

Property, plant and equipment, net	915.3	914.9
Marketable Securities	22.2	22.0
Other assets	270.8	276.6
Total assets	$3,429.5	$3,354.2

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	515.7	510.1
Accrued liabilities	661.9	681.7
Total current liabilities	1,177.6	1,191.8

Long-term debt	649.0	648.9
Other liabilities	494.4	499.9
Total liabilities	2,321.0	2,340.6

Stockholders' equity:
Common stock and capital in excess of par	820.3	820.9
Retained earnings	935.1	839.8
Treasury stock, net	(404.5)	(404.5)
Accumulated other comprehensive loss	(242.4)	(242.6)
Total stockholders' equity	1,108.5	1,013.6
Total liabilities and stockholders' equity	$3,429.5	$3,354.2

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Net Earnings (In Millions)	1Q10	1Q09
GAAP	$95	$59
Restructuring-related charges & project costs	11	11
Non-GAAP	$107	$70

Earnings Per Share Guidance	2Q10	2Q09
GAAP	$0.71 to $0.81	$0.22
Restructuring-related charges & project costs	0.14	0.33
Non-GAAP	$0.85 to $0.95	$0.55

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Gross Profit Margin (%)	1Q10	1Q09
GAAP	36.9%	35.3%
Restructuring-related charges & project costs	0.7%	0.5%
Non-GAAP	37.6%	35.8%

Operating Expense (In Millions)	1Q10	1Q09
GAAP	$251	$259
Restructuring-related charges & project costs	(7)	(8)
Non-GAAP	$244	$251

Operating Income (In Millions)	1Q10	1Q09
GAAP	$133	$75
Restructuring-related charges & project costs	15	13
Non-GAAP	$148	$87

Operating Income Margin (%)	1Q10	1Q09
GAAP	12.8%	7.9%
Restructuring-related charges & project costs	1.4%	1.4%
Non-GAAP	14.2%	9.3%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

Appendix 1

Note:
Management believes that presenting non-GAAP measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management uses non-GAAP measures for budgeting purposes, measuring actual results to budgeted projections, and allocating resources. Management uses GAAP and non-GAAP financial performance metrics for employee incentive compensation.  Additionally, management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. Management believes the specific identification of and the exclusion of the impacts of the Company’s restructuring-related actions improve the shareholders’ ability to assess the performance of the Company since the nature, size and amount of the actions taken by the Company can vary from period to period. Additionally, management provides both GAAP and non-GAAP measures to provide shareholders with additional information that shareholders can utilize in their own methods of evaluating the Company’s performance. Management compensates for the material limitations associated with the use of non-GAAP financial measures by having specific projects involved with restructuring-related actions approved by management, along with their associated budgeted costs.  Subsequently, actual costs associated with these approved restructuring-related programs are monitored and compared to budgeted costs to assure the Company’s non-GAAP financial measures only exclude pre-approved restructuring-related costs.  Any non-GAAP measures provided by the Company may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.